PURCHASE AGREEMENT
                               ------------------

     This PURCHASE AGREEMENT (this "Agreement") is made and entered into as of March 7, 2007 by and among AEP Industries Inc., a Delaware corporation (the "Company"), Third Point, LLC, a Delaware limited liability company acting as investment manager or adviser to Sellers (as defined below) ("Third Point"), Daniel S. Loeb, managing member of Third Point ("Mr. Loeb"), and Third Point Partners L.P., a Delaware limited partnership, Third Point Offshore Fund, Ltd., a Cayman Islands limited liability exempted company, and Third Point Ultra Ltd., a British Virgin Islands limited liability company (collectively, "Sellers").

     WHEREAS, Sellers directly own shares of the issued and outstanding common stock, par value $0.01 per share, of the Company ("Company Shares") and

     WHEREAS, Sellers desire to sell, and the Company desire to purchase, free and clear of any and all Liens (as defined herein) an aggregate 109,800 of Company Shares having an aggregate purchase price of $4,666,500, as set forth herein.

     NOW, THEREFORE, in consideration of the foregoing premises and the covenants, agreements and representations and warranties contained herein, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

                                    ARTICLE I

                           PURCHASE AND SALE; CLOSINGS
                           ---------------------------

     Section 1.1 Purchase and Sale. Upon the terms and subject to the conditions of this Agreement, Sellers agree to sell, convey, assign, transfer and deliver to the Company, and the Company agree to purchase from Sellers, 109,800 Company Shares (the "Purchased Shares"), free and clear of any and all mortgages, pledges, encumbrances, liens, security interests, options, charges, claims, deeds of trust, deeds to secure debt, title retention agreements, rights of first refusal or offer, limitations on voting rights, proxies, voting agreements, limitations on transfer or other agreements or claims of any kind or nature whatsoever (collectively, "Liens") in such amounts set forth on Schedule I hereto in respect of each Seller.

     Section 1.2 Purchase Price. Upon the terms and subject to the conditions of this Agreement, in consideration of the aforesaid sale, conveyance, assignment, transfer and delivery to the Company of the Purchased Shares and the Company shall pay to Sellers a price per Purchased Share of $42.50 (the "Purchase Price"), for an aggregate price of $4,666,500 in cash, in such amounts set forth on Schedule I hereto in respect of the seller. To effectuate the foregoing at the Closing (as defined below).

     Section 1.3 Expenses. Except as expressly set forth in this Agreement, all fees and expenses incurred by a party hereto in connection with the matters contemplated by this Agreement shall be borne by the party incurring such fee or expense, including without limitation the fees and expenses of any investment banks, attorneys, accountants or other experts or advisors retained by such party.

     Section 1.4 Closings. The consummation of the transactions contemplated by this Agreement the "Closings") shall take place at 10:00 a.m., local time, on March 14, 2007 at the offices of Warshaw Burstein Cohen Schlesinger & Kuh LLP, 555 Fifth Avenue, New York, N.Y. 10017 or at such other place, date or time as the parties may agree in writing, provided that the Company's obligations to consummate the transactions contemplated by this Agreement shall be conditioned on no injunction or other order, judgment, law, regulation, decree or ruling or other legal restraint or prohibition having been issued, enacted or promulgated by a court or other governmental authority of competent jurisdiction that would have the effect of prohibiting or preventing the consummation of the transactions contemplated hereunder.

     Section 1.5 Closing Delivery.

     (a) At the Closing in accordance with Section 1.2, Company shall deliver or cause to be delivered to Sellers the following:

        (i) on the Closing Date, the cash amounts set forth on Schedule I hereto in respect of each Seller, by wire transfer of immediately available funds to such accounts as Third Point on behalf of Sellers has specified in writing prior to such Closing Date; and

     (b) At the Closings, Sellers shall deliver or cause to be delivered to Company the following:

        (i) on the Closing Date, certificates representing the Purchased Shares to be purchased on the Closing Date as set forth on Schedule I hereto in respect of each Seller, duly and validly endorsed or accompanied by stock powers duly and validly executed in blank and sufficient to convey to the Company good, valid and marketable title in and to such Purchased Shares, free and clear of any and all Liens.

                                   ARTICLE II

                                    COVENANTS
                                    ---------

     Section 2.1  Standstill.
                  ----------

     (a) During the period beginning on the date hereof and ending on March 14, 2007, Sellers, Third Point and Mr. Loeb shall not, and shall cause each of their respective Affiliates (as defined in Section 5.3) not to, acquire, offer or propose to acquire, or agree to acquire, directly or indirectly, by purchase or otherwise, any (i) Voting Securities (as defined in Section 5.3), or (ii) direct or indirect rights or options to acquire (through purchase, exchange, conversion or otherwise) any Voting Securities.

     (b) During the Standstill Period, except upon the express prior written invitation of the Company, Sellers, Third Point and Mr. Loeb shall not, and shall cause each of their respective Affiliates not to, directly or indirectly, singly or as part of a partnership, limited partnership, syndicate or other group (as those terms are used within the meaning of Section 13(d)(3) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), which meanings shall apply for all purposes of this Agreement): (i) make, or in any way participate in, any "solicitation" of "proxies" (as such terms are defined or used in Regulation 14A under the Exchange Act) or exempt solicitation under Rule 14a-2(b)(l) or otherwise with respect to any Voting Securities (including by the execution of actions by written consent), become a "participant" or a "participant in a solicitation" (as such terms are defined or used in Regulation 14A under the Exchange Act) with respect to the Company or otherwise communicate with any stockholder of the Company pursuant to Rule 14a-l(l)(2)(iv) under the Exchange Act; (ii) initiate, propose or otherwise solicit, or participate in the solicitation of, stockholders for the approval of one or more stockholder proposals with respect to the Company, including any proposal made pursuant to Rule 1 4a-8 under the Exchange Act, or encourage or induce any other individual or entity to initiate any stockholder proposal relating to the Company, or make any demand or request for any list of the holders of Voting Securities; (iii) form, encourage the formation, join or in any way participate in a "group" which owns or seeks or offers to acquire beneficial ownership of Voting Securities or rights to acquire such securities (other than Voting Securities beneficially owned by Sellers, Third Point or Mr. Loeb that are not Purchased Shares) or which seeks or offers to acquire control of the Company or influence its policies; (v) solicit, seek or offer to effect, negotiate with or provide any information to any party with respect to, make any statement or proposal, whether written or oral, either alone or in concert with others, to the board of directors of the Company, to any director or officer of the Company or to any other stockholder of the Company with respect to, or otherwise formulate any plan or proposal or make any public announcement, proposal, offer or filing under the Exchange Act, any similar or successor statute or otherwise, or take action to cause the Company to make any such filing, with respect to: (A) any form of business combination, restructuring, recapitalization, dissolution or similar transaction involving the Company or any Affiliate thereof, including, without limitation, a merger, tender or exchange offer, share repurchase or liquidation of the Company's assets, (B) any acquisition or disposition of assets material to the Company, (C) any request to amend, waive or terminate the provisions of this Agreement or (D) any proposal or other statement inconsistent with the terms of this Agreement; (vi) otherwise act, alone or in concert with others (including by providing financing for another party), to seek or offer to acquire control of the Company or influence, in any manner, its management, board of directors or policies; or (vii) assist or encourage any third party, whether or not a "group" with such third party, to take any of the actions enumerated in this Section 2.1(b).

     Section 2.3  Public Announcement; Public Filings.
                  -----------------------------------

     (a) Upon execution of this Agreement, the Company and Third Point shall issue a joint press release (in substantially the form attached hereto as Exhibit A) with such changes as may be mutually agreed by the Company and Third
Point. No party hereto nor any of its respective Affiliates shall issue any press release or make any public statement relating to the transactions contemplated hereby (including, without limitation, any statement to any governmental or regulatory agency or accrediting body) that is inconsistent with, or are otherwise contrary to, the statements in the press release.

     (b) Promptly following the date hereof, Third Point cause to be filed with the Securities and Exchange Commission an amendment to its most recent Schedule 13D filing on February 14, 2005 and prior to filing will provide the Company and its counsel a reasonably opportunity to review and comment upon such amendment.

     Section 2.4 Confidentiality. Sellers, Third Point and Mr. Loeb shall not disclose and shall maintain the confidentiality of (and shall cause their respective Affiliates, directors, officers and employees to not disclose and to maintain the confidentiality of) any non-public information which relates to the business, legal or financial affairs of the Company (the "Confidential Information"). Sellers, Third Point and Mr. Loeb shall use at least the same degree of care to safeguard and to prevent the disclosure, publication or dissemination of the Confidential Information as they respectively employ to avoid unauthorized disclosure, publication or dissemination of their own information of a similar nature, but in no case less than reasonable care. In the event that a Seller, Third Point or Mr. Loeb (or any Affiliate, director, officer or employee) is requested or required (by oral question, interrogatory, request for information or documents, subpoena, civil investigative demand or similar process) to disclose any Confidential Information, Third Point shall (a) notify the Company promptly so that the Company may seek a protective order or other appropriate remedy and (b) cooperate with the Company in any effort the Company undertakes to obtain a protective order or other remedy. In the event that no such protective order or other remedy is obtained, the applicable party shall disclose to the person compelling disclosure only that portion of the Confidential Information which such party is advised by counsel is legally required and shall exercise reasonable efforts to obtain reliable assurance that confidential treatment is accorded the Confidential Information so disclosed.

                                   ARTICLE III

                        REPRESENTATIONS AND WARRANTIES OF
                        ---------------------------------
                        SELLERS, THIRD POINT AND MR. LOEB
                        ---------------------------------

     Each of Sellers, Third Point and Mr. Loeb hereby makes, jointly and severally with respect to each other such party, the following representations and warranties to the Company:

     Section 3.1 Existence; Authority. Each of Sellers and Third Point is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization. Each of Sellers, Third Point and Mr. Loeb has all requisite competence, power and authority to execute and deliver this Agreement and the Termination and Amendment Agreement, to perform its or his obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby and has taken all necessary action to authorize the execution, delivery and performance of this Agreement and the Termination and Amendment Agreement

     Section 3.2 Enforceability. This Agreement has been duly and validly executed and delivered by each of Sellers, Third Point and Mr. Loeb and, upon its execution and delivery, the Termination and Amendment Agreement will be duly and validly executed and delivered by Third Point and each Seller party thereto and, assuming due and valid authorization, execution and delivery by the Company, this Agreement constitutes a legal, valid and binding obligation of each of Sellers, Third Point, and/or Mr. Loeb, as applicable, enforceable against each such person in accordance with its terms, except as such enforceability may be affected by bankruptcy, insolvency, moratorium and other similar laws relating to or affecting creditors' rights generally and general equitable principles.

     Section 3.3 Ownership. Each Seller is the sole record and beneficial owner of the Purchased Shares set forth opposite its name on Schedule I hereto, free and clear of any and all Liens. Each Seller has full power and authority to transfer full legal ownership of its respective Purchased Shares to the Company, and no Seller is required to obtain the approval of any person or governmental agency or organization to effect the sale of the Purchased Shares.

     Section 3.4 Good Title Conveyed. The stock certificates and stock powers executed and delivered by Sellers at the Closings will be valid and binding obligations of Sellers, enforceable in accordance with their respective terms, and effectively vest in the Company good, valid and marketable title to all Purchased Shares, free and clear of any and all Liens.

     Section 3.5 Absence of Litigation. There is no suit, action, investigation or proceeding pending or, to the knowledge of any Seller, Third Point or Mr. Loeb, threatened against such party that could impair the ability of any of Sellers, Third Point or Mr. Loeb to perform its obligations hereunder or to consummate the transactions contemplated hereby.

     Section 3.6  Other Acknowledgments.
                  ---------------------

     (a) Each of Sellers, Third Point and Mr. Loeb hereby represents and acknowledges that it or he is a sophisticated investor and that it or he knows that the Company may have material Confidential Information concerning the Company and its condition (financial and otherwise), results of operations, businesses, properties, plans and prospects and that such information could be material to Sellers' decision to sell the Purchased Shares or otherwise materially adverse to Sellers' interests. Each of Sellers, Third Point and Mr. Loeb acknowledges and agrees that the Company shall have no obligation to disclose to it or him any such information and hereby waives and releases, to the fullest extent permitted bylaw, any and all claims and causes of action it has or may have against the Company and their respective Affiliates, officers, directors, employees, agents and representatives based upon, relating to or arising out of nondisclosure of such information or the sale of the Purchased Shares hereunder.

     (b) Each of Sellers, Third Point and Mr. Loeb further represents that it or he has adequate information concerning the business and financial condition of the Company to make an informed decision regarding the sale of the Purchased Shares and has, independently and without reliance upon the Company, made its or his own analysis and decision to sell the Purchased Shares. With respect to legal, tax, accounting, financial and other considerations involved in the transactions contemplated by this Agreement, including the sale of the Purchased Shares, none of Sellers, Third Point or Mr. Loeb is relying on the Company (or any agent or representative thereof). Each of Sellers, Third Point and Mr. Loeb has carefully considered and, to the extent it or he believes such discussion necessary, discussed with professional legal, tax, accounting, financial and other advisors the suitability of the transactions contemplated by this Agreement, including the sale of the Purchased Shares. Each of Sellers, Third Point and Mr. Loeb acknowledges that none of the Company or any of their respective directors, officers, subsidiaries or Affiliates has made or makes any representations or warranties, whether express or implied, of any kind except as expressly set forth in this Agreement.

     (c) Sellers, Third Point and Mr. Loeb are "accredited investors" as defined in Rule 501 promulgated under the Securities Act. The sale of the Purchased Shares by Sellers (i) was privately negotiated in an independent transaction and
(ii) does not violate any rules or regulations applicable to Sellers.

                                   ARTICLE IV

                        REPRESENTATIONS AND WARRANTIES OF
                        ---------------------------------
                                   THE COMPANY
                                   -----------

     The Company makes the following representations and warranties to Sellers:

     Section 4.1 Existence; Authority. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. The Company, as applicable, has all requisite corporate power and authority to execute and deliver this Agreement and the Termination and Amendment Agreement, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby and has taken all necessary corporate action to authorize the execution, delivery and performance of this Agreement and the Termination and Amendment Agreement.

     Section 4.2 Enforceability. This Agreement has been duly and validly executed and delivered by the Company and, upon its execution and delivery, will be duly and validly executed and delivered by the Company and, assuming due and valid authorization, execution and delivery by Sellers, Third Point, and/or Mr. Loeb, as applicable, this Agreement constitutes, a legal, valid and binding obligation of the

Company, enforceable against it in accordance with its terms, except as such enforceability may be affected by bankruptcy, insolvency, moratorium and other similar laws relating to or affecting creditors' rights generally and general equitable principles.

     Section 4.3 Absence of Litigation. There is no suit, action, investigation or proceeding pending or, to the knowledge of the Company, threatened against such party that could impair the ability of the Company to perform its obligations hereunder or to consummate the transactions contemplated hereby.

                                    ARTICLE V

                                  MISCELLANEOUS
                                  -------------

     Section 5.1 Survival. Each of the representations, warranties, covenants, and agreements in this Agreement or pursuant hereto shall survive the Closings. Notwithstanding any knowledge of facts determined or determinable by any party by investigation, each party shall have the right to fully rely on the representations, warranties, covenants and agreements of the other parties contained in this Agreement or in any other documents or papers delivered in connection herewith. Each representation, warranty, covenant and agreement of the parties contained in this Agreement is independent of each other representation, warranty, covenant and agreement. Except as expressly set forth in this Agreement, no party has made any representation warranty, covenant or agreement.

     Section 5.2 Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given if so given) by hand delivery, cable, telecopy or mail (registered or certified, postage prepaid, return receipt requested) to the respective parties hereto addressed as follows:

     If to the Company:

         c/o AEP Industries Inc.
         125 Phillips Avenue
         South Hackensack, New Jersey 07606
         Attn: Paul Feeney
         Facsimile: (201) 807-6801


     If to any Seller, Third Point or Mr. Loeb:

         c/o Third Point LLC
         390 Park Avenue
         18th Floor
         New York, New York 10022
         Attn: Operations

         Facsimile: (212) 224-7401

     With a copy to:

         Willkie Farr & Gallagher LLP
         787 Seventh Avenue
         New York, New York 10019
         Attn: Michael A. Schwartz
         Facsimile: (212) 728-9267

     Section 5.3 Certain Definitions. As used in this Agreement, (a) the term "Affiliate" shall have the meaning set forth in Rule I 2b-2 under the Exchange Act and shall include persons who become Affiliates of any person subsequent to the date hereof; (b) the term "Voting Securities" shall mean the Company Shares and any other securities of the Company entitled to vote in the election of directors, or securities convertible into, or exercisable or exchangeable for, securities of the Company entitled to vote in the election of directors, whether or not subject to the passage of time or other contingencies; and (c) the Company, Third Point, Mr. Loeb and each Seller will be referred to herein individually as a "party" and collectively as "parties."

     Section 5.4 Specific Performance. The Company, on the one hand, and Sellers, Third Point and Mr. Loeb, on the other hand, acknowledge and agree that the other would be irreparably injured by a breach of this Agreement and that money damages are an inadequate remedy for an actual or threatened breach of this Agreement Accordingly, the parties agree to the granting of specific performance of this Agreement and injunctive or other equitable relief as a remedy for any such breach or threatened breach, without proof of actual damages, and further agree to waive any requirement for the securing or posting of any bond in connection with any such remedy. Such remedy shall not be deemed to be the exclusive remedy for a breach of this Agreement, but shall be in addition to all other remedies available at law or equity.

     Section 5.5 No Waiver. Any waiver by any party hereto of a breach of any provision of this Agreement shall not operate as or be construed to be a waiver of any other breach of such provision or of any breach of any other provision of this Agreement. The failure of a party hereto to insist upon strict adherence to any term of this Agreement on one or more occasions shall not be considered a waiver or deprive that party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement.

     Section 5.6 Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other authority to be invalid or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated by such holding. The parties agree that the court making any such determination of invalidity or unenforceability shall have the power to reduce the scope, duration or area of, delete specific words or phrases in, or replace any such invalid or unenforceable provision with one that is valid and enforceable and that comes closest to expressing the intention of such invalid or unenforceable provision, and this Agreement shall be enforceable as so modified after the expiration of the time within which the judgment may be appealed.

     Section 5.7 Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns; provided that this Agreement (and any of the rights, interests or obligations of any party hereunder) may not be assigned by any party without the prior written consent of the other parties hereto, such consent not to be unreasonably withheld. Any purported assignment of a party's rights under this Agreement in violation of the preceding sentence shall be null and void.

     Section 5.8 Entire Agreement: Amendments. This Agreement (including any Schedules and Exhibits hereto) constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all other prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof and, except as expressly set forth herein, is not intended to confer upon any person other than the parties hereto any rights or remedies hereunder. This Agreement may be amended only by a written instrument duly executed by the parties hereto or their respective permitted successors or assigns.

     Section 5.9 Headings. The section headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

     Section 5.10 Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Delaware, without giving effect to choice of law principles thereof that would cause the application of the laws of any other jurisdiction.

     Section 5.11 Submission to Jurisdiction. Each of the parties irrevocably submits to the exclusive jurisdiction and service and venue in any federal or state court sitting in the State of Delaware for the purposes of any action, suit or proceeding arising out of or with respect to this Agreement. Each of the parties irrevocably and unconditionally waives any objections to the laying of venue of any action, suit or proceeding relating to this Agreement in any federal or state court sitting in the State of Delaware, and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAVES THE RIGHT TO A TRIAL BY JURY.

     Section 5.12 Counterparts; Facsimile. This Agreement maybe executed in counterparts, including by facsimile or PDF electronic transmission, each of which shall be deemed an original, but all of which together shall constitute one and the same Agreement.

     Section 5.13 Further Assurances. Upon the terms and subject to the conditions of this Agreement, each of the parties hereto agrees to execute such additional documents, to use commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate or make effective, in the most expeditious manner practicable, the transactions contemplated by this Agreement.

     Section 5.14 Interpretation. The parties acknowledge and agree that this Agreement has been negotiated at arm's length and among parties equally sophisticated and knowledgeable in the matters covered hereby. Accordingly, any rule of law or legal decision that would require interpretation of any ambiguities in. this Agreement against the party that has drafted it is not applicable and is hereby waived.

                            [SIGNATURE PAGES FOLLOW]

     IN WITNESS WHBREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first written above.


                         AEP INDUSTRIES INC.


                         By: /s/ Paul M. Feeney
                             ---------------------------------------------------
                             Name:  Paul M. Feeney
                             Title: Executive Vice President and
                                    Chief Financial Officer



                         THIRD POINT LLC


                         By: /s/ Justin Nadler
                             ---------------------------------------------------
                             Name:  Justin Nadler
                             Title: Chief Financial Officer



                         DANIEL S. LOEB


                         /s/ Daniel S. Loeb
                         -------------------------------
                         Name:  Daniel S. Loeb

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first written above.


                          THIRD POINT PARTNERS L.P.
                          By: Third Point LLC, its investment manager


                         By: /s/ Justin Nadler
                             ---------------------------------------------------
                             Name:  Justin Nadler
                             Title: Chief Financial Officer



                         THIRD POINT OFFSHORE FUND, LTD.
                         By: Third Point LLC, its investment manager


                         By: /s/ Justin Nadler
                             ---------------------------------------------------
                             Name:  Justin Nadler
                             Title: Chief Financial Officer



                         THIRD POINT ULTRA LTD.
                         By: Third Point LLC, its investment manager


                         By: /s/ Justin Nadler
                             ---------------------------------------------------
                             Name:  Justin Nadler
                             Title: Chief Financial Officer